EXHIBIT 99.1

SOURCECORP® REPORTS 2004 SECOND QUARTER RESULTS

DALLAS, Texas (August 5, 2004) – SOURCECORP, Inc. (NASDAQ: SRCP), a leading provider of business process outsourcing (BPO) and consulting solutions, today reported revenues for continuing operations for the second quarter of 2004 of $97.5 million. This compares to $92.2 million in the prior year quarter, an increase of 5.7%, driven largely by solid growth in our critical statements business, higher project revenue from Legal offerings, stronger volumes in our Healthcare offerings related to project staffing and scanning services, and $2 million from the KeyPoint acquisition which closed in the second quarter. Diluted earnings per share from continuing operations were $0.39, a 6.0% increase over last year’s second quarter, and in line with Company and analysts’ expectations.

Summary of Financial Highlights from Continuing Operations

(in $ millions, except for earnings per share data)

(Unaudited)

	Quarter Ended
	June 30, 2004	June 30, 2003	% Change
Revenue	$97.5	$92.2	5.7%
Operating Income	11.6	10.7	8.2%
Net Income	6.4	6.0	6.0%
Diluted EPS	$0.39	$0.37	6.0%

New sales were strong for the second consecutive quarter, and are expected to produce revenue of $53.1 million over their contractual terms. “We are pleased with our continued progress in sales and have just completed our best first half of sales results in the history of the Company,” stated Mr. Ed H. Bowman, Jr., President and CEO. “We believe these strong sales are a result of our actions over the last year in strengthening our national sales presence, an intense focus on customer satisfaction, and the investments made in our technology infrastructure and operating platforms.”

Trend of New Business Wins

Total Contract Value Closed

New & Existing (Renewal) Customers

in millions

2002 Quarterly Average	2003 Quarterly Average	2004 Quarterly Average
$32.8	$30.1	$52.5

Operating cash flow from continuing operations for the second quarter of 2004 was $5.1 million compared to $28.6 million during the same period in 2003. The lower operating cash flow is attributable to slower collection cycles, primarily from large government contracts, and the full payment of the large legal settlement discussed last quarter. However, past due collections in July have been strong, approximating $10 million. This improving cash flow is reflected in a reduction of our outstanding bank debt by $17.5 million since the end of June. Days Sales Outstanding increased during the quarter by 5 days to 51 business days. The Company reaffirms the previously announced annual operating cash flow from continuing operations guidance of $40 to $45 million.

Stock Repurchase

During the second quarter of 2004, we acquired 361,415 shares of our common stock at an average cost of $25.73 per share or $9.3 million, completing our original $30 million stock repurchase program. The Board of Directors has authorized the purchase of up to an additional $20 million of outstanding common stock on the open market as market or business conditions warrant.

SOURCECORP Completes Divestiture of Certain Asset Groups

At the end of the second quarter and beginning of the third quarter, we completed the previously announced divestiture of our Print and Mail operation and two small medical records operations. The sale of these operations resulted in receipt of cash proceeds of $0.8 million in the second quarter and $6.4 million in the third quarter. There is an additional $2.2 million in subordinated notes and contingent consideration due over the next two years related to the Print & Mail divestiture and one of the medical records operations. The divestiture plan combined for a $1.8 million after-tax loss, or $0.11 per diluted share during the second quarter.

Company Financial Outlook

We are reaffirming guidance from continuing operations for revenues in the range of $405 million to $420 million, and earnings per share from continuing operations of $1.65 to $1.75 prior to the $0.14 charge related to the legal settlement in the first quarter. Due to better than expected results, we are updating the total projected loss from discontinued operations from ($0.16) to ($0.25) in our previous guidance to ($0.14) to ($0.16). The Company’s ability to exceed the low end of the EPS range is dependent upon beginning work on two very large contracts during the third quarter.

	EPS Current Guidance
	Low	High
Continuing Operations
• Before legal settlement	$1.65	$1.75
• Legal settlement and related costs	(0.14)	(0.14)
Total Continuing Operations	$1.51	$1.61
Loss from Discontinued Operations	$(0.16)	$(0.14)

Total Company	$1.35	$1.45

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the US, Mexico and India. SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions visit the SOURCECORP website at www.srcp.com

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the risks of integrating our operating companies of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:	Barry Edwards, EVP & Chief Financial Officer: 214.740.6690
Bryan Hill, VP & Chief Accounting Officer: 214.740.6695

SOURCECORP™

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended June 30,
	2004	2003
Total Revenue	$97,450	$92,174
Cost of Services	58,194	54,402
Depreciation	2,983	3,044

Gross Profit	36,273	34,728
SG&A	24,405	23,957
Amortization	312	88

Operating Income	11,556	10,683
Other expense, net	946	676

Income from continuing operations before income taxes	10,610	10,007
Provision for income taxes	4,244	4,003

Net Income from Continuing Operations	6,366	6,004
Loss from Discontinued Operations, net of tax	1,813	347

Net Income	$4,553	$5,657

Net Income (Loss) Per share
Basic
Continuing Operations	$0.40	$0.37
Discontinued Operations	$(0.12)	$(0.02)

Total Operations	$0.28	$0.35

Diluted
Continuing Operations	$0.39	$0.37
Discontinued Operations	$(0.11)	$(0.02)

Total Operations	$0.28	$0.35

Weighted Average Common Shares Outstanding
Basic	16,014	16,319
Diluted	16,374	16,381

SOURCECORP™

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Total Revenue	$199,209	$190,638
Cost of Services	115,335	111,241
Depreciation	6,204	6,132

Gross Profit	77,670	73,265
SG&A	55,793	47,750
Amortization	401	177

Operating Income	21,476	25,338
Other expense, net	1,721	2,007

Income from continuing operations before income taxes	19,755	23,331
Provision for income taxes	7,902	9,332

Net Income from Continuing Operations	11,853	13,999
Loss from Discontinued Operations, net of tax	2,300	163

Net Income	$9,553	$13,836

Net Income (Loss) Per share
Basic
Continuing Operations	$0.74	$0.84
Discontinued Operations	$(0.14)	$(0.01)

Total Operations	$0.60	$0.83

Diluted
Continuing Operations	$0.72	$0.83
Discontinued Operations	$(0.14)	$(0.01)

Total Operations	$0.58	$0.82

Weighted Average Common Shares Outstanding
Basic	16,055	16,762
Diluted	16,411	16,804

SOURCECORP™

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS

CURRENT ASSETS
Cash	$5,436	$2,097
Accounts receivable (net)	82,385	67,873
Deferred tax asset	6,402	6,072
Other current	6,077	5,251
Assets of discontinued operations	9,718	14,658

Total current assets	110,018	95,951

Property, plant & equipment (net)	38,149	35,902
Goodwill and other intangibles (net)	351,894	328,036
Other non-current	10,234	10,384

Total Assets	$510,295	$470,273

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$53,929	$52,054
Current maturities of long-term obligations	232	209
Income taxes payable	5,686	2,186
Liabilities of discontinued operations	3,862	5,423

Total current liabilities	63,709	59,872

Long-term debt	104,639	73,390
Deferred taxes and other long-term liabilities	28,840	25,923

Total Liabilities	197,188	159,185

STOCKHOLDERS’ EQUITY
Common stock	158	162
Additional paid-in-capital	195,528	194,999
Treasury stock	(982)	(982)
Deferred compensation	(5,559)	(2,327)
Retained earnings	123,962	119,236

Total Stockholders’ Equity	313,107	311,088

Total Liabilities and Stockholders’ Equity	$510,295	$470,273

SOURCECORP™

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Net income from continuing operations	$11,853	$13,999

Adjustments to reconcile net income to cash provided by operating activities

Depreciation and amortization	6,605	6,309
Deferred tax provision	3,153	4,023
Compensation expense on restricted stock grants	1,120	86
Loss (gain) on sale of property, plant and equipment	125	(344)
Changes in working capital	(17,693)	13,939

Net cash provided by operating activities from continuing operations	5,163	38,012

Cash flows from investing activities:
Purchase of property, plant and equipment	(8,339)	(6,454)
Proceeds from disposition of property, plant and equipment	21	369
Proceeds from divestiture	750	—
Cash paid for acquisitions, net of cash acquired	(14,958)	(3,044)

Net cash used for investing activities from continuing operations	(22,526)	(9,129)

Cash flows from financing activities:
Proceeds from exercise of common stock options	389	9
Cash paid for common stock repurchased	(9,298)	(18,091)
Proceeds from long-term obligations	174,634	111,946
Principal payments on long-term obligations	(143,510)	(125,101)
Cash paid for debt issuance costs	—	(305)

Net cash provided by (used for) financing activities from continuing operations	22,215	(31,542)

Net cash (used) provided by discontinued operations	(1,513)	2,164

Net increase (decrease) in cash and cash equivalents	3,339	(495)

Cash and cash equivalents, beginning of period	2,097	3,217

Cash and cash equivalents, end of period	$5,436	$2,722